AMENDMENT NO. 1 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

 THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010
(the "Agreement") between DELAWARE GROUP EQUITY FUNDS II and
DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business
Trust (the "Investment Manager"), amended as of the 12th day of May, 2012 lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name
Effective Date
Management Fee Schedule (as a
percentage of average daily net assets)
Annual Rate
Delaware Value Fund
January 4, 2010
0.65% on first $500 million
0.60% on next $500 million
0.55% on next $1.5 billion
0.50% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,
A series of Delaware Management Business
Trust

DELAWARE GROUP EQUITY FUNDS II

By: /S/ DAVID P. O'CONNOR
Name: David P. O'Connor
Title: Senior Vice President

By: /s/ PATRICK P. COYNE
Name: Patrick P. Coyne
Title: President

861168_1.DOC
861168_1.DOC